Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Carol M. Robbins

Senior VP & Controller

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC,

Research Division

Presentation

Operator

Good morning, and welcome to the SB Financial First Quarter 2024 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen only mode. [Operator Instructions] Please note, this event is being recorded.

I will now turn the conference over to Carol Robbins with SB Financial. Please go ahead, Carol.

Carol M. Robbins

Senior VP & Controller

Thank you, Cindy. Good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information as well as reconciliations of non-GAAP financial measures are included in today’s earnings release material as well as in our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of Risk Factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Chairman, President & CEO

Thank you, Carol, and good morning, everyone. Welcome to our first quarter 2024 conference call and webcast. Highlights for this quarter over the prior year quarter include net income of $2.4 million, down just $82,000 or 3.3% from $2.5 million. Return on average assets was 71 basis points, a marginal decrease of 2 basis points.

Return on average tangible equity was 9.48%, a 79 basis point decrease. Net interest income reached $9.2 million influenced by the -- obviously, by the challenging rate environment. Loan balances saw an increase of $15.2 million or 1.6%. Deposits display stability ending the quarter at $1.11 billion, reflecting a marginal increase of 2 basis points.

Our efficiency in operations led to a 4.6% reduction in expenses over the prior year. Mortgage origination volume reflects our strategic adjustment to market conditions with a strong quarter of sales, noted a fairly challenging rate environment. Asset quality showed strong performance metrics and continued stability. Our path forward remains hinged on our 5 key strategic initiatives:

Revenue Diversity, balancing net interest income with fee-based revenue remains a focus as we adapt to market shifts and seek to bolster noninterest income. Organic growth, we experienced loan growth in a tightened market, demonstrating our competitive edge and commitment to prudent underwriting. Deepening relationships, our client relationships have been strengthened and evident in our stable deposit base and loan portfolio expansion. Operations, we’ve honed our operational efficiencies as demonstrated by our proactive management of our expense base.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

And finally, asset quality. We’ve maintained strong asset quality as highlighted by our low nonperforming asset ratio and robust loan loss reserve coverage. Looking at our revenue diversity. Our mortgage business originated $42.9 million in volume, while this represents a market downturn, reflecting the cooling in the housing market. We’ve successfully navigated these waters with strategic mortgage sales and they focus on expansion into newer markets and more originators in those markets.

In addition, we’ve made changes to the senior leadership of the business line that will certainly ensure that all opportunities to grow in both new and existing markets remain the focus. Noninterest income stood at $3.95 million benefiting from increased mortgage servicing rights and a strong performance in customer service fees. Our Title business and Wealth Management services, though faced with market challenges continue to be areas of focus for future growth.

We feel that the growth trajectory in both of these divisions will be possibly impacted by a holistic approach of joint calling and client referrals across all 10 of our regions and 7 business lines. On the scale front, we’ve managed deposit costs effectively despite an aggressive market that is reflected in the modest growth of our deposit base. The growth this quarter came from our public entities, a testament to our calling and relationship building efforts.

We have also embraced the Ohio Homebuyer Plus program, which we feel has great potential to drive deposits higher at a much lower weighted average cost than what we’ve experienced that’s available on the retail deposit arena.

Loan growth was below our historical levels as we’ve begun to see some softness in several of our markets. We were also impacted by a large relationship payoff in the quarter, which had grown beyond our financial capacity as a service. Given our diverse markets and capacity, growing our loan portfolio is certainly Job 1 as we move on into the 3 quarters of 2024.

Pipelines continue to grow, but I would still expect that our second quarter growth will challenge our expectations as clients take a more methodical approach to their leverage position. We’ve reassured our clients of our strong capital position, reflecting our preparedness to meet liquidity needs without overreliance on external funding sources.

In terms of deepening relationships, post PPP, focus has shifted back to organic growth and capitalizing on opportunities in SBA lending. Now with the pipeline in excess of $10 million set to contribute meaningfully to future revenues. We continue to believe in this product that can assist our clients to properly structure the company’s balance sheet for growth and can make a good credit better.

We have never nor do we expect to use SBA to ever make an unbankable client bankable. As we discussed at length in our annual meeting and annual report, we are embracing technology to further our goals of providing relationship banking to all of our clients, whatever that might look like to each client. With the integration of our corporate sales champion, our new contact center and more fintech platforms are poised to further our penetration across households and businesses alike.

We continue to look at expansion opportunities, especially in the high-growth cities and counties within our footprint. We’ve added significant resources to our management team in the Greater Columbus market, and we expect the growth from that region in 2024 to surpass any of the previous 15 years that we have been calling in this dynamic growing market.

Speaking of operational excellence, the mortgage business line remains a key driver despite the slowdown from higher rates. As our numbers reflect, we sold in excess of 85% of our originated volume in the quarter. Given the continued pressure on liquidity and margins, this is clearly the correct strategy to not only help our clients but to ensure that we maintain a profitable residential mortgage business line.

Ongoing expense review and leveraging our technology spend are expected to deliver a more robust tangible book value and as always, ensure a higher probability that we remain on track to deliver positive operating leverage. And finally, asset quality. We again had a strong quarter in this arena with net charge-offs annualized at just 2 basis points and improvements in the key metrics of nonperforming and criticized loans.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

Coverage of our nonperforming loans reached an all-time high that now stands in excess of 640% at quarter end. Our internal loan review program continues to be robust and proactive to ensure early identification of any impending client stress. I’d like to now turn the call over to our CFO, Tony Cosentino, for a little more detail on our financials. Tony?

Anthony V. Cosentino

Executive VP & CFO

Thanks, Mark, and good morning again, everyone. For the first quarter of 2024, we recorded net income of $2.4 million with a consistent EPS of $0.35. Our disciplined approach towards long-term strategic investments has positioned us well for sustainable growth.

In the quarter, operating revenue experienced a downturn due to pressures from the competitive interest rate environment as well as alternative and money market fluctuations. However, excluding certain noncore items, our revenue trajectory remains in the line with our growth objectives while we continue to manage costs effectively. We did recapture mortgage servicing rights revenue in the quarter as the uptick in rates improved the valuation of our servicing portfolio.

At quarter end, that portfolio was $14.2 million, up from the linked quarter and higher by 4.7% from the prior year. And interest margin has been managed prudently ending the quarter at 2.99% on a tax equivalent basis, reflecting the asset mix shift and market conditions. We believe that this is the low point for our margin as funding costs appear to be stabilizing and we have contractual loan repricing over the next 6 to 9 months that will drive asset yields higher.

Again, the efficiency of our balance sheet has been a focus with a keen eye on maintaining a healthy loan-to-deposit ratio and costeffective capital management. With the homebuyer program that Mark outlined earlier, we think that the potential for $25 million to $50 million and below market weighted average cost for funding could be deployed effectively into the Columbus market.

We’ve optimized our investment portfolio preparing for anticipated loan growth and maintaining a strong liquidity profile. We continue to anticipate the portfolio to amortize by approximately $25 million this year, currently at 16% of total assets with the trend line towards 12%, where we expect to maintain.

With a current weighted yield of 2.76%, every dollar of amortization increases yield by a minimum of 300 basis points with allocation into loans or Fed [ tough ]. Our capital strength continues to be evident with tangible common equity of 7.63% and common equity Tier 1 ratio of 13.6%, underscoring our robust financial health.

Expense management reflects our strategic focus. Noninterest expenses down by 4.6% year-over-year, improving operational efficiency. Total expense in the quarter of $10.28 million is the lowest in the last 5 quarters, and we remain focused on continuing to reduce our expense base.

Now as we turn to the balance sheet, we’ve managed our wholesale funding effectively, which has allowed us to support loan growth and manage deposit inflows. We are especially pleased at cycle to date the betas on our asset and cost of funds are nearly identical at 34 and 33 respectively, cycle to date loan and deposit betas are also closely linked at 31 and 24. Although cost of funds increased compared to the linked quarter, the March monthly 2024 run rate was 3 basis points below the January and February cost of funds calculation.

And as we’ve said, we’ve also seen a slowdown in clients asking for interest increases, which we interpret potentially that cost of funds are beginning to stabilize. Investment portfolio adjustments are in line with our liquidity strategies, as we’ve discussed, ensuring support for anticipated loan growth. Our loan loss allowance percentage remained level to both the linked and prior year quarters at 1.58%. Criticized and classified loans remained under 1% of our loan portfolio at just $8.7 million.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

Capital levels are strong, as Mark indicated, with tangible book value ending the quarter at $14.93 a share, up over 7% from the prior year. We did continue with our buyback in the quarter, repurchasing over 30,000 shares at an average price of $14.36. Overall, I believe our financial position remains strong and we’re focused on sustaining this performance throughout the remainder of this year.

I will now turn the call back over to Mark.

Mark A. Klein

Chairman, President & CEO

Thank you, Tony. In closing, I wanted to acknowledge our dividend announcement this quarter of $0.135 per share, which remains consistent with prior quarters and our strategy to return capital to our stockholders, certainly demonstrates our commitment to shareholder returns.

Despite economic headwinds, our performance this quarter speaks to prudent oversight of our operations and ongoing commitment to remain resilient in this challenging rate environment. We remain focused on our strategic initiatives, committed to delivering greater shareholder value and certainly fixated on opportunities that lie ahead. We’ll now open the call up for questions and answers. Carol?

Question and Answer

Carol M. Robbins

Senior VP & Controller

Thank you. Cindy, we’re ready for our first question now.

Operator

[Operator Instructions] The first question comes from Brian Martin of Janney Montgomery.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Just a couple of things to touch on. Mark, you talked about the loan growth maybe still being a bit challenged here in 2Q. Just kind of -- just wanted to see how your temperature is or how much -- how things have changed and maybe your loan growth outlook given the current -- given the first quarter and then just kind of your -- as you head into your commentary on the second quarter and your outlook for the full year?

Mark A. Klein

Chairman, President & CEO

Yes, sure. Thanks, Brian. Steve can make some additional comments here. But at a high level, as I indicated, we’ve taken certainly a bigger bite out of the greater Columbus market. We know there’s certainly additional opportunities there to add to our $300 million to $400 million we have on our balance sheet down there now.

But we know directing our low-cost funding to low-share, high-growth markets is really the job to be done, and we’re going to ramp that up in that market. We need to jump back into the Indianapolis market, the gentleman we had there, just did not work out. But I would certainly hope, Brian, that we’ve budgeted in that middle to upper single-digit range in loan growth.

It is getting harder, but our answer in response to that is that we just have to outwork the competition. That’s just the way it is. We’ve been willing to skinny up a margin -- marginally to find more deals to drive revenue higher. But we certainly think that there’s opportunities out there, and we’re finding them, but it’s not as easy as it was. It takes twice as much work to get half as far.

But Steve, I know you know the pipeline, I’m sure, is beginning to fill up a little bit along with SBA, I mentioned.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

Steven A. Walz

Executive VP & Chief Lending Officer

Yes, Mark, I certainly agree with all your comments. Brian, demand, certainly in January and February, in particular, was soft. I think that’s consistent with other folks in the industry I’ve talked to, softer than we would have expected. March firmed up a little bit.

We’ve seen that continue here into April. That’s primarily our urban markets, as you might expect, the Fort Wayne, Toledo, certainly Columbus, as Mark mentioned.

So that demand is fueling a stable pipeline right now. So there’s some cautious optimism, but there’s an awful lot going on in the road, be it rates, be it geopolitical, there’s just plenty. So borrowers are a little skittish and I don’t think it will take much to push them back to the sidelines as Mark had indicated in his earlier comments about borrowers being careful with their leverage position. But as Mark indicated, we will continue our calling efforts. And unlike some others, we feel good about our position. So we’ll keep lending.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. Perfect. I appreciate the update. And sounds like the outlook on margin, and I don’t know, Tony, maybe is a bit more optimistic if it’s kind of bottomed here. But just in general, maybe how you’re thinking about margin here with the rates being -- rate cuts being pushed out a little bit, it sounds like?

Anthony V. Cosentino

Executive VP & CFO

Yes. I do think the million-dollar question, Brian, is the stabilization on the funding side, which I do believe has kind of bottomed or troughed or whatever word you want to use. If you asked me 90 days ago, we had significantly more, call it, requests and volatility in the market for matching and people were competing left and right. That seems to have certainly slowed down in the last 30 days.

I do believe, as we’ve talked about, we maintained a policy that was probably painful a bit to stay short. But I do think we’ve reached the end of that. And I do think the trend is down on funding costs. I do think our natural asset repricing, both on the bond portfolio and the loan portfolio is going to be additive, and that’s where I feel good about where we are and what that trend line looks like.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

Mark A. Klein

Chairman, President & CEO

And Brian, just one follow-up comment, the Tony statement there, just when we thought we would never buy into the adage of, well, we’re from the government, and we’re here to help. The Ohio Homebuyer program shows up and all of a sudden, we’re having goals of $7 million, $10 million, $15 million, $20 million, $30 million of lower cost sub-1% deposit base, which we are now actively pursuing, which we think it’s certainly going to have some nice incremental effect that we didn’t anticipate or think about 30 days ago.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. No, that sounds good on that on that program. Maybe I guess, jumping to the -- just the mortgage, Tony, maybe just any change or Mark, just on the outlook kind of given, again, like it was mentioned earlier, the change in potential rate cut timing, but how you’re thinking about that for full year ‘24?

Mark A. Klein

Chairman, President & CEO

Yes. From a production perspective, Tony can certainly talk about the margin piece and the selling piece. But certainly, from a production perspective, Brian, we’ve continued to ramp it up. And we’d like to -- we like the business line. We have nearly 9,000 households. Now they’re working diligently to try to find more services in.

But generally speaking, we have more leadership in there now, and we expect to expand into some adjacent markets that are as vibrant as Columbus and Indi, which would be north and south from us. And again, we think it will come back, but we’re not holding our breath and we’re not going to not grow our balance sheet just to wait for more noninterest income. We’re going to get the organic growth and augment that with fee-based revenue from that business line. But Tony, on the margins?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think those are all spot on. I think we’ve been kind of in -- kind of this $225 million to $230 million gain on sale at 85% of our volume really is salable. I think the pipeline has certainly improved. I do think we’re going to have a decent second quarter. It feels like the pipeline continues to get refilled when a client falls out, which is usually a good sign of -- that there’s activity out there.

We’ll see if it holds up. The little increase in rates actually drives volume a little higher because people get a little fearful that rates are going to continue to move. So if we get any stabilization or a slight move down, I do think they’ll get even more flush.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

And maybe just the last one for me was just on -- you guys have done a great job on the expense side. Just kind of trying to think about is there still opportunity to take that lower? Is it kind of at a good level today, just given the heavy lifting you’ve already done?

Just big picture, how we think those trend here in the coming quarters or any initiatives you have in place on those?

Mark A. Klein

Chairman, President & CEO

Well, we’ve certainly tried to rightsize the mortgage business line, Brian. But as we’ve proclaimed before and as you well know, we’ve built this thing for growth. And when the economy looks to be stalling a bit from the current levels of interest rates, that is a particular conundrum to us because we have a fair amount of a fixed rate commercial lending basis, if you will, that are not variable based or fixed.

And so this thing is built, and we built it consciously for production. So that’s what we need to be doing, and that’s the work that we have to put in. But generally speaking, we’re bullish on what we can do, and we just got to outwork the competition is what we’ve always proclaimed.

Operator

[Operator Instructions] This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein, CEO, for any closing remarks. Go ahead, please.

Mark A. Klein

Chairman, President & CEO

Thank you. And certainly, once again, thanks for joining us this morning. We look forward to speaking with you in July for an update on our second quarter 2024 results. Thank you for joining. Goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

SB FINANCIAL GROUP, INC. FQ1 2024 EARNINGS CALL APR 19, 2024